Exhibit 5.3

[LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                                                                                           March 21, 2007

NXP B.V.
          High Tech Campus 60,
                   5656 AG
                             Eindhoven,
                                      The Netherlands

RE:         NXP B.V. — Offers to Exchange Senior Secured Notes

Ladies and Gentlemen:

We have acted as special German counsel to NXP Semiconductors Germany GmbH (formerly Philips Semiconductors Germany GmbH), a German company with limited liability (Gesellschaft mit beschränkter Haftung) registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, under registration number HRB 84865 (the “German Guarantor”), in connection with the proposed issuance by NXP B.V. and NXP Funding LLC of €1,000,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,535,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,026,000,000 principal amount 7 7/8% Senior Secured Notes due 2014, €525,000,000 principal amount 8 5/8% Senior Notes due 2015 and $1,250,000,000 principal amount 9 1/2% Senior Notes due 2015 (together, the “Exchange Notes”), for any and all outstanding unregistered euro-denominated Floating Rate Senior Secured Notes due 2013, dollar-denominated Floating Rate Senior Secured Notes due 2013, 7 7/8% Senior Secured Notes due 2014, euro-denominated 8 5/8% Senior Notes due 2015 and dollar-denominated 9 1/2% Senior Notes due 2015 (together, the “Outstanding Notes”) pursuant to the Senior Secured

Indenture, dated as of October 12, 2006 among NXP B.V., NXP Funding LLC, the Guarantors (as defined therein), Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), Morgan Stanley Senior Funding, Inc., as global collateral agent, and Mizuho Corporate Bank, Ltd., as Taiwan collateral agent, and the Senior Unsecured Indenture, dated as of October 12, 2006, among NXP B.V., NXP Funding LLC, the Guarantors and the Trustee (together, the “Indentures”).

In our capacity as such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indentures.

Based on the foregoing, we are of the opinion that:

(i)                                     the German Guarantor has been duly organized and is validly existing as a company with limited liability (Gesellschaft mit beschränkter Haftung) under German law; and

(ii)                                  the German Guarantor has duly authorized, executed and delivered the Indentures.

This opinion is intended solely for the use of the addressee and the holders of the Exchange Notes. It may not be relied upon by any other person for any other purpose.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement on Form F-4 by NXP B.V., NXP Funding LLC and the Guarantors.

We are admitted to practice in Germany.

Very truly yours,

/s/SULLIVAN & CROMWELL LLP